EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2013 Results

Highlights for the Fourth Quarter 2013:

  Adjusted EPS increased 11% to $1.11 per share
  Net sales increased 4% with digital sales up 8%
  Adjusted EBITDA increased 4%

ST. PETERSBURG, Fla., Feb. 20, 2014 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the fourth quarter and full year ended December 31, 2013 for HSN, Inc. ("HSNi" or "Company") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q4 2013	Q4 2012	Change	FY 2013	FY 2012	Change

Net Sales	$ 1,019.8	$ 982.9	4%	$ 3,404.0	$ 3,266.7	4%

Adjusted EBITDA (Non-GAAP)	$ 111.3	$ 106.6	4%	$ 337.9	$ 324.3	4%
Operating Income (GAAP) (b)(c)	$ 97.8	$ 92.8	5%	$ 282.7	$ 258.7	9%

Adjusted Net Income (Non-GAAP)	$ 59.9	$ 56.0	7%	$ 173.0	$ 153.0	13%
Income from continuing operations (GAAP) (b)(c)(d)(e)	$ 61.6	$ 56.0	10%	$ 178.4	$ 136.5	31%

Adjusted EPS (Non-GAAP)	$ 1.11	$ 1.00	11%	$ 3.15	$ 2.64	19%
Diluted EPS from continuing operations (b)(c)(d)(e)	$ 1.14	$ 1.00	14%	$ 3.25	$ 2.36	38%

HSNi:
Average price point	$ 63.63	$ 62.22	2%	$ 62.37	$ 62.92	(1)%
Units shipped (millions)	18.2	18.1	1%	62.0	59.6	4%
Gross margin	34.5%	34.4%	10 bps	36.1%	36.2%	(10 bps)
Return rate	15.9%	16.9%	100 bps	17.0%	17.8%	80 bps
Digital sales penetration	48.9%	46.9%	200 bps	46.5%	44.5%	200 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Q4 2013 and FY 2013 results include a $3.6 million reduction in a contingent consideration obligation and a $3.0 million impairment charge of intangible assets related to a 2012 acquisition resulting in a net expense reduction of $0.6 million, or $1.7 million net of taxes, or $0.03 per diluted share.
(c) FY 2012 results include an unfavorable sales tax settlement of $7.8 million, or $4.8 million net of taxes, or $0.08 per diluted share.
(d) FY 2013 results include discrete tax benefits of $3.7 million, or $0.07 per diluted share.
(e) FY 2012 results include costs associated with the redemption of Senior Notes of $18.6 million, or $11.6 million net of taxes, or $0.20 per diluted share.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Fourth Quarter 2013 Results vs Fourth Quarter 2012 Results

  HSNi's net sales grew 4% over the prior year to $1.0 billion. HSN's net sales increased 2% to $697.4 million, including 7% growth in digital sales. Cornerstone's net sales increased 8% to $322.4 million, including 9% growth in digital sales.

  HSNi's Adjusted EBITDA increased 4% to $111.3 million. GAAP operating income increased 5% to $97.8 million.

  Diluted EPS from continuing operations increased 14% to $1.14 compared to $1.00 in the prior year. Adjusted EPS (which excludes a net expense reduction in the fourth quarter of 2013 from fair value adjustments related to an acquisition in 2012) increased 11% to $1.11 compared to $1.00 in the prior year.

Full Year 2013 Results vs Full Year 2012 Results

  HSNi's annual net sales grew 4% over the prior year to $3.4 billion. HSN's net sales increased 2% to $2.3 billion, including 7% growth in digital sales. Cornerstone's net sales increased 9% to $1.1 billion, including 11% growth in digital sales.

  HSNi's annual Adjusted EBITDA increased 4% to $337.9 million. HSNi's GAAP operating income increased 9% to $282.7 million.

  Diluted EPS from continuing operations for the year increased 38% to $3.25 compared to $2.36 in the prior year. Adjusted EPS for the year (which excludes certain significant items identified in Table 4) increased 19% to $3.15 compared to $2.64 in the prior year.

  HSNi announced a 39% increase in its quarterly dividend in November from $0.18 to $0.25 per share and repurchased a total of 2.7 million shares during 2013 at a cost of $146.9 million, or an average cost of $53.67 per share.  Since initiation of the capital return plan in September 2011 through February 19, 2014, HSNi has returned more than $478 million to shareholders through share repurchases and dividends.

"Throughout 2013, we successfully managed the Company to position us for long-term growth. We kept our focus on the customer, emphasized our unique content and proprietary products, strengthened our digital platform, further leveraged opportunities and synergies across the HSN and Cornerstone brands and returned value to our shareholders by delivering nearly $200M through share repurchases and cash dividends," said Mindy Grossman, CEO of HSN, Inc. "During the fourth quarter, we achieved 4% sales growth and a digital sales increase of 8%, including mobile growth of 59%. Adjusted EPS growth for the quarter and year were 11% and 19%, respectively.  We also ended 2013 with record customer levels at both HSN and Cornerstone."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	Change	2013	2012	Change
Net Sales					(a)
HSN	$ 697.4	$ 683.8	2%	$2,312.4	$2,265.0	2%
Cornerstone	322.4	299.1	8%	1,091.6	1,001.7	9%
Total HSNi	$ 1,019.8	$ 982.9	4%	$ 3,404.0	$ 3,266.7	4%

Gross Profit
HSN	$ 230.6	$ 224.8	3%	$ 796.7	$ 786.6	1%
Cornerstone	121.7	113.1	8%	433.1	397.1	9%
Total HSNi	$ 352.3	$ 337.8	4%	$ 1,229.8	$ 1,183.7	4%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 88.1	$ 84.0	5%	$ 261.3	$ 250.8	4%
Cornerstone	23.2	22.6	3%	76.6	73.4	4%
Total HSNi	$ 111.3	$ 106.6	4%	$ 337.9	$ 324.3	4%

Operating Income
HSN	$ 77.9	$ 74.7	4%	$ 221.2	$ 212.5	4%
Cornerstone (b) (c)	19.8	18.1	10%	61.5	46.2	33%
Total HSNi	$ 97.8	$ 92.8	5%	$ 282.7	$ 258.7	9%

(a) Chasing Fireflies was acquired on April 1, 2012.
(b) Q4 2013 and FY 2013 results include a $3.6 million reduction in a contingent consideration obligation and a $3.0 million impairment charge of intangible assets related to a 2012 acquisition resulting in a net expense reduction of $0.6 million.
(c) Results for the year ended December 31, 2012 include an unfavorable sales tax settlement of $7.8 million.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	Change	2013	2012	Change
HSN:
Average price point	$ 62.13	$ 61.51	1%	$ 58.21	$ 60.57	(4)%
Units shipped (millions)	13.3	13.3	—%	46.9	44.7	5%
Gross margin	33.1%	32.9%	20 bps	34.5%	34.7%	(20 bps)
Return rate	17.4%	18.6%	120 bps	18.7%	19.5%	80 bps
Digital sales penetration	39.5%	37.6%	190 bps	37.0%	35.4%	160 bps
Cornerstone:
Average price point	$ 67.47	$ 64.07	5%	$ 74.77	$ 69.68	7%
Units shipped (millions)	5.0	4.8	2%	15.1	14.9	1%
Gross margin	37.7%	37.8%	(10 bps)	39.7%	39.6%	10 bps
Return rate	12.4%	12.8%	40 bps	12.9%	13.4%	50 bps
Digital sales penetration	69.3%	68.2%	110 bps	66.5%	65.0%	150 bps
Catalog circulation (millions)	81.5	76.9	6%	318.2	300.3	5%

HSN Segment Results for the Fourth Quarter 2013

HSN's net sales were $697.4 million, an increase of 2% from the prior year. Digital sales grew 7% with penetration increasing 190 basis points to 39.5%. Sales grew in health, beauty and apparel & accessories, offset by lower sales in jewelry, culinary and electronics.  Net sales were favorably impacted by lower than historical returns in many product categories. The average price point increased 1% while the units shipped remained unchanged.

Gross profit increased 3% to $230.6 million. Gross margin increased 20 basis points to 33.1% primarily due to lower inventory reserves. Operating expenses (excluding non-cash charges) increased 1% to $142.6 million and were 20.4% as a percentage of net sales compared to 20.6% in the prior year.

Adjusted EBITDA increased 5% to $88.1 million compared to $84.0 million in the prior year primarily due to the 2% increase in net sales and the 20 basis point increase in gross margin, partially offset by an increase in operating expenses. Operating income increased 4% to $77.9 million compared to $74.7 million in the prior year.

Cornerstone Segment Results for the Fourth Quarter 2013

Cornerstone's net sales were $322.4 million, an increase of 8% from the prior year. The increase in net sales was driven by sales growth in the home brands. Digital sales grew 9% with penetration increasing 110 basis points to 69.3%.

Gross profit increased 8% to $121.7 million. Gross margin decreased 10 basis points to 37.7%. Operating expenses (excluding non-cash charges) as a percentage of net sales increased 30 basis points to 30.5% compared to 30.2% in the prior year primarily due to employee-related costs.

Adjusted EBITDA increased 3% to $23.2 million compared to $22.6 million in the prior year. Operating income increased 10% to $19.8 million. The increase in operating income was due to a decrease in stock-based compensation expense and the net expense reduction of $0.6 million from non-cash, fair value adjustments related to an acquisition in 2012.

Effective Tax Rate

HSNi's effective tax rate was 36% for the fourth quarter of 2013 compared to 39% in the prior year.  The change in the quarterly effective tax rate was primarily due to the favorable tax treatment of the fair value adjustments related to an acquisition in 2012. The annual effective tax rate for continuing operations was 35% in 2013 compared to 38% in the prior year. The change in the annual effective tax rate was primarily due to discrete tax benefits of $3.7 million realized in the third quarter of 2013 and the favorable tax treatment of the fair value adjustments in the fourth quarter related to an acquisition in 2012.  Excluding the impact of these items, the 2013 effective tax rate would have been 37%.

Liquidity and Capital Resources

As of December 31, 2013, HSNi had cash and cash equivalents of $196.4 million compared to $222.1 million at December 31, 2012.  Net cash provided by operating activities in the year ended December 31, 2013 was $231.9 million compared to $147.4 million in the prior year, an improvement of $84.5 million, due to improved operating performance and changes in working capital. Working capital improved primarily as a result of lower inventory receipts, effective inventory management and the timing of collection of credit card receivables, offset by the timing of income tax payments.

HSNi's board of directors approved a quarterly cash dividend of $0.25 per share payable March 19, 2014 to shareholders of record as of March 5, 2014.

During the fourth quarter, HSNi repurchased 0.2 million shares of its common stock at a cost of $9.9 million, or an average cost of $51.99 per share. During 2013, HSNi repurchased a total of 2.7 million shares at a cost of $146.9 million, or an average cost of $53.67 per share.  From inception of the share repurchase program in September 2011 through February 19, 2014, HSNi repurchased a total of 9.0 million shares at an aggregate cost of $397.0 million, representing an average cost of $44.03 per share. HSNi is authorized to purchase up to 10 million shares under the repurchase program authorized in September 2011.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries. Forward-looking statements are based on management's current expectations and assumptions which may not prove to be accurate. Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in shipping and handling costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; HSNi's business prospects and strategy, including whether HSNi's initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with acquisitions including the ability to successfully integrate new business and achieve expected benefits and results; and the loss of any key member of our senior management team. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer, will hold a conference call on Thursday, February 20, 2014 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Thursday, March 6, 2014 by dialing 855-859-2056 or 404-537-3406, plus the pass code 34758772 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 320 million catalogs annually, operates eight separate digital sales sites and operates 10 retail and outlet stores.

GAAP FINANCIAL STATEMENTS

HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net sales	$ 1,019,835	$ 982,875	$ 3,403,983	$ 3,266,739
Cost of sales	667,535	645,029	2,174,168	2,083,015
Gross profit	352,300	337,846	1,229,815	1,183,724
Operating expenses:
Selling and marketing	190,983	180,971	695,794	662,322
General and administrative	53,283	54,287	210,778	224,653
Depreciation and amortization	10,282	9,756	40,589	38,005
Total operating expenses	254,548	245,014	947,161	924,980
Operating income	97,752	92,832	282,654	258,744
Other income (expense):
Interest expense, net	(1,586)	(1,702)	(6,513)	(20,247)
Loss on debt extinguishment	—	—	—	(18,627)
Total other expense, net	(1,586)	(1,702)	(6,513)	(38,874)
Income from continuing operations before income taxes	96,166	91,130	276,141	219,870
Income tax provision	(34,593)	(35,089)	(97,692)	(83,373)
Income from continuing operations	61,573	56,041	178,449	136,497
Income (loss) from discontinued operations, net of tax	—	32	—	(5,822)
Net income	$ 61,573	$ 56,073	$ 178,449	$ 130,675

Income from continuing operations per share
Basic	$ 1.16	$ 1.03	$ 3.33	$ 2.42
Diluted	$ 1.14	$ 1.00	$ 3.25	$ 2.36

Net income per share
Basic	$ 1.16	$ 1.03	$ 3.33	$ 2.32
Diluted	$ 1.14	$ 1.00	$ 3.25	$ 2.25

Shares used in computing earnings per share
Basic	53,019	54,528	53,640	56,314
Diluted	54,067	56,266	54,857	57,956

Dividends declared per common share	$ 0.25	$ 0.18	$ 0.79	$ 0.56

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 196,433	$ 222,092
Accounts receivable, net	265,115	249,890
Inventories	327,319	330,936
Deferred income taxes	29,761	27,603
Prepaid expenses and other current assets	48,630	46,172
Total current assets	867,258	876,693
Property and equipment, net	178,720	171,303
Intangible assets, net	262,460	266,876
Goodwill	9,858	9,858
Other non-current assets	19,627	7,222
TOTAL ASSETS	$ 1,337,923	$ 1,331,952
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 255,627	$ 267,061
Current maturities of long-term debt	12,500	9,375
Accrued expenses and other current liabilities	207,984	215,389
Total current liabilities	476,111	491,825
Long-term debt, net of current maturities	228,125	240,625
Deferred income taxes	88,034	79,002
Other long-term liabilities	16,572	15,986
Total liabilities	808,842	827,438
Total shareholders' equity	529,081	504,514
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,337,923	$ 1,331,952

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities attributable to continuing operations:
Net income	$ 178,449	$ 130,675
Loss from discontinued operations, net of tax	—	(5,822)
Income from continuing operations	178,449	136,497
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization	40,589	38,005
Stock-based compensation expense	14,043	19,056
Loss on debt extinguishment	—	18,627
Amortization of debt issuance costs	1,130	1,777
Deferred income taxes	6,370	(2,146)
Bad debt expense	22,773	24,186
Excess tax benefits from stock-based awards	(10,360)	(19,004)
Fair value adjustment to contingent consideration obligation	(3,600)	—
Asset impairment	3,040	—
Other	1,140	764
Changes in assets and liabilities:
Accounts receivable	(38,211)	(51,995)
Inventories	3,617	(36,117)
Prepaid expenses and other assets	(6,318)	(3,724)
Accounts payable, accrued expenses and other liabilities	19,245	21,487
Net cash provided by operating activities attributable to continuing operations	231,907	147,413
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(51,952)	(45,803)
Acquisition of business, net of cash received	—	(22,875)
Advance payment of capital expenditure	(9,100)	—
Proceeds from sale of discontinued operations	—	6,580
Net cash used in investing activities attributable to continuing operations	(61,052)	(62,098)
Cash flows from financing activities attributable to continuing operations:
Redemption of Senior Notes	—	(253,500)
Borrowing under term loan	—	250,000
Repayments of long-term debt	(9,375)	—
Payments of debt issuance costs	—	(4,607)
Repurchase of common stock	(146,894)	(221,835)
Cash dividends paid	(42,281)	(31,049)
Proceeds from issuance of common stock	8,396	20,688
Tax withholdings related to stock-based awards	(14,395)	(18,209)
Excess tax benefits from stock-based awards	10,360	19,004
Payment of contingent consideration obligation	(2,172)	—
Net cash used in financing activities attributable to continuing operations	(196,361)	(239,508)
Total cash used in continuing operations	(25,506)	(154,193)
Cash flows from discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(153)	(5,361)
Net cash used in investing activities attributable to discontinued operations	—	(162)
Total cash used in discontinued operations	(153)	(5,523)
Net decrease in cash and cash equivalents	(25,659)	(159,716)
Cash and cash equivalents at beginning of period	222,092	381,808
Cash and cash equivalents at end of period	$ 196,433	$ 222,092

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 88,086	$ 23,224	$ 111,310	$ 84,015	$ 22,624	$ 106,639
Stock-based compensation expense	(2,945)	(820)	(3,765)	(2,357)	(1,421)	(3,778)
Depreciation and amortization	(7,145)	(3,137)	(10,282)	(6,647)	(3,109)	(9,756)
Asset impairment	—	(3,040)	(3,040)	—	—	—
Fair value adjustment to contingent consideration	—	3,600	3,600	—	—	—
Loss on disposition of fixed assets	(51)	(20)	(71)	(262)	(11)	(273)
Operating income	$ 77,945	$ 19,807	$ 97,752	$ 74,749	$ 18,083	$ 92,832
Total other expense, net			(1,586)			(1,702)
Income from continuing operations before income taxes			96,166			91,130
Income tax provision			(34,593)			(35,089)
Income from continuing operations			61,573			56,041
Income from discontinued operations, net of tax			—			32
Net income			$ 61,573			$ 56,073

	Year Ended December 31, 2013			Year Ended December 31, 2012
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 261,292	$ 76,574	$ 337,866	$ 250,836	$ 73,441	$ 324,277
Stock-based compensation expense	(10,657)	(3,386)	(14,043)	(11,167)	(7,889)	(19,056)
Depreciation and amortization	(28,372)	(12,217)	(40,589)	(26,486)	(11,519)	(38,005)
Sales tax settlement	—	—	—	—	(7,750)	(7,750)
Asset impairment	—	(3,040)	(3,040)	—	—	—
Fair value adjustment to contingent consideration	—	3,600	3,600	—	—	—
Loss on disposition of fixed assets	(1,079)	(61)	(1,140)	(680)	(42)	(722)
Operating income	$ 221,184	$ 61,470	$ 282,654	$ 212,503	$ 46,241	$ 258,744
Total other expense, net			(6,513)			(38,874)
Income from continuing operations before income taxes			276,141			219,870
Income tax provision			(97,692)			(83,373)
Income from continuing operations			178,449			136,497
Loss from discontinued operations, net of tax			—			(5,822)
Net income			$ 178,449			$ 130,675

HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012

	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$ 59,876	$ 1.11	$ 56,041	$ 1.00	$ 173,030	$ 3.15	$ 152,967	$ 2.64
Loss on debt extinguishment, net of tax	—	—	—	—	—	—	(11,631)	(0.20)
Sales tax settlement, net of tax	—	—	—	—	—	—	(4,839)	(0.08)
Discrete income tax benefit	—	—	—	—	3,722	0.07	—	—
Asset impairment, net of tax	(1,903)	(0.04)	—	—	(1,903)	(0.03)	—	—
Fair value adjustment to contingent consideration	3,600	0.07	—	—	3,600	0.07	—	—
GAAP results from continuing operations	61,573	1.14	56,041	1.00	178,449	3.25	136,497	2.36
Income (loss) from discontinued operations, net of tax	—	—	32	—	—	—	(5,822)	(0.10)
GAAP	$ 61,573	$ 1.14	$ 56,073	$ 1.00	$ 178,449	$ 3.25	$ 130,675	$ 2.25
GAAP diluted weighted average shares outstanding		54,067		56,266		54,857		57,956

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company's definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Effective with the fourth quarter of 2012, HSNi modified its definition of Adjusted Net Income; therefore, previously reported amounts were modified to conform with the current definition.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Brad Bohnert (Media)
         727-872-7515
         brad.bohnert@hsn.net